Exhibit 5
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Writer's Direct Dial:  (212) 225-2730

                                                   December 19, 2002


United Mexican States
Ministry of Finance and Public Credit
Palacio Nacional
Patio Central, 3er Piso
Oficina 3010
Colonia Centro
Mexico D.F. 06000
Mexico

Ladies and Gentlemen:

               We have acted as special United States counsel to the United Mexican States ("Mexico") in connection with Mexico's offering pursuant to registration statement nos. 333-14040, 333-83312 and 333-101643 (the
"Registration Statements"), filed with the Securities and Exchange Commission (the "Commission") under Schedule B of the Securities Act of 1933, as amended (the "Securities Act") of U.S. $750,000,000 aggregate principal amount of Mexico's 8.30% Global Notes due 2031 (the "Notes"). In arriving at the opinions expressed below, we have reviewed the following documents:

          (a) the Registration Statements, and the related prospectus and prospectus supplement dated December 4, 2002 included in Registration Statement No. 333-101643, as supplemented by the pricing supplement dated December 12, 2002, as first filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act;

          (b) the Fiscal Agency Agreement, dated as of September 1, 1992, as amended by Amendment No. 1 thereto, dated as of November 28, 1995 (as so amended, the "Fiscal Agency Agreement") between Mexico and Citibank, N.A., as Fiscal Agent;

          (c) the Sub-Authorization Certificate dated December 19, 2002 (the "Authorization"), establishing the terms of the Notes;

          (d) the form of Global Note annexed as an exhibit to the Authorization; and

          (e) the Terms Agreement, dated as of December 19, 2002.

In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

               In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all agreements and documents we have examined have been duly authorized, executed and delivered pursuant to Mexican law and (ii) that all signatures on all such agreements and documents are genuine.

               Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that, assuming due authentication, execution and delivery of the Notes by the Fiscal Agent in accordance with the terms of the Fiscal Agency Agreement, the Notes are valid, binding and enforceable obligations of Mexico, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, to general principles of equity and to possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors' rights.

               In giving the foregoing opinion, we have assumed that each of Mexico and the Fiscal Agent has satisfied those legal requirements that are applicable to it to the extent necessary to make the Fiscal Agency Agreement and the Notes enforceable against the parties thereto (except that no such assumption is made as to Mexico regarding matters of the federal law of the United States of America or the law of the State of New York). In addition, we note that the enforceability in the United States of the waiver by Mexico of its immunities from court jurisdiction and from legal process, as set forth in the Fiscal Agency Agreement and the Notes, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976.

               The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

               We hereby consent to the filing of this opinion as an exhibit to Amendment No. 2 to Mexico's Annual Report on Form 18-K for its Fiscal Year ended December 31, 2001 and to the references to us under the heading "Validity of the Securities" in the Prospectus referred to above. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statements, including this exhibit, within the meaning of the term "expert" as used in the Securities Act, or the rules and regulations of the Commission issued thereunder.

                                            Very truly yours,

                                            CLEARY, GOTTLIEB, STEEN & HAMILTON



                                            By   /s/ Wanda J. Olson
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                                                 Wanda J. Olson, a Partner